Exhibit 99.1

   ZOLL Medical Corporation Announces Record Third Quarter Revenues

    CHELMSFORD, Mass.--(BUSINESS WIRE)--July 27, 2006--ZOLL Medical Corporation (NASDAQ: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced record revenues of $64,267,000 for the third quarter of fiscal 2006, an increase of 26% compared to revenues of $51,093,000 for the third quarter of last year. Net income for the quarter was $2,530,000, compared to $132,000 in the prior-year quarter. Diluted earnings per share were $0.26 compared to $0.01 in the prior-year quarter. Ending backlog was approximately $8.5 million.
    Third quarter sales to the North American market increased 23% to $48.7 million, compared to $39.4 million for the comparable prior-year quarter. Sales to the North American hospital market increased 19% to $20.7 million, including an increase in U.S. military shipments of approximately $3.7 million. Sales to the North American pre-hospital market increased 35% to $23.0 million, compared to $17.0 million in the same period last year. North American pre-hospital results include the results of Lifecor, whose assets were acquired during the quarter. International sales grew by 34% to $15.6 million, as compared to $11.7 million in the same quarter last year. Shipments of AEDs to all markets increased 38% to $9.5 million, compared to $6.9 million in the prior-year quarter. Total AutoPulse shipments were $2.7 million in the quarter, compared to $1.7 million in the third quarter of the prior year, an increase of 59%.
    Richard A. Packer, President and Chief Executive Officer of ZOLL, commented, "During the third quarter we experienced very good sales growth, demonstrating the strengthening of the business as our new products continue to gain momentum. Operating income continues to improve as we leverage expenses and continue to focus on profitability. "
    Commenting further, Mr. Packer stated, "We are pleased with our progress in North America as a whole and the EMS market in particular. The E Series and the AutoPulse, two new products, continue to gain strength. North American Hospital sales benefited from a $5 million military order received during the quarter. Our military sales have exceeded our expectations for this year. Without military, the North American Hospital sales declined about 3% for the quarter and have grown only about 3% for the year. We continue to work to gain share in that market. International sales were particularly strong this quarter, as we experienced broad penetration across our International markets, highlighted by very good performance in the European continent and the United Kingdom."
    Commenting on specific products, Mr. Packer added, "The AED business continues to grow slowly. Our year-over-year comparison benefited from a poor shipping quarter last year. We are executing our plan to ensure profitability in this market rather than simply chasing sales growth. With regards to the AutoPulse, we made consistent progress during the quarter and achieved good year over year growth. We look for this progress to continue."
    Mr. Packer concluded, "Overall, the third quarter was another step forward for ZOLL. We are tracking well to the plan we outlined at the start of the year. We look forward to a successful fourth quarter and the completion of a year that will reestablish our growth and profitability. Looking to FY2007, we continue to plan on modest top-line growth, combined with slow expense growth to yield substantial leverage at the bottom line."
    ZOLL will host a conference call on Thursday, July 27, 2006 at 10:30 a.m. EDT to discuss its third quarter financial results. This conference call will be accessible on the Company's home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

    About ZOLL Medical Corporation

    ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.
    ZOLL markets and sells its products in more than 140 countries. The company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East, Asia, and Australia. For more information, visit www.zoll.com or call +1 978-421-9655.
    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding business growth and future performance, and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-Q filed with the SEC on May 12, 2006. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.
    Copyright (C) 2006 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. E Series is a trademark of ZOLL Medical Corporation. AED Pro, AutoPulse, and ZOLL are registered trademarks of ZOLL Medical Corporation.

    (Financial Results to Follow)



                       ZOLL MEDICAL CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 July 2,   October 2,
                                                   2006        2005
                                               ----------- -----------
ASSETS
Current assets:
     Cash and cash equivalents                    $39,129     $36,270
     Short-term investments                        18,222      14,553
     Accounts receivable, net                      50,043      47,733
     Inventory                                     37,078      38,637
     Prepaid expenses and other current assets      7,895       8,055
                                               ----------- -----------
Total current assets                              152,367     145,248
Property and equipment, net                        27,020      23,492
Other assets, net                                  54,300      50,796
                                               ----------- -----------
                                                 $233,687    $219,536
                                               =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                             $12,550      $9,020
     Accrued expenses and other liabilities        33,409      29,088
                                               ----------- -----------
Total current liabilities                          45,959      38,108
Total stockholders' equity                        187,728     181,428
                                               ----------- -----------
                                                 $233,687    $219,536
                                               =========== ===========

                       ZOLL MEDICAL CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share)

                                  Three Months        Nine Months
                                      Ended              Ended
                                July 2,   July 3,  July 2,    July 3,
                                  2006     2005      2006       2005
                                -------- -------- ---------- ---------
Net sales                       $64,267  $51,093   $176,560  $154,213
Cost of goods sold               27,978   21,660     77,649    66,680
                                -------- -------- ---------- ---------
Gross profit                     36,289   29,433     98,911    87,533
Expenses:
     Selling and marketing       20,523   18,826     58,374    57,473
     General and administrative   6,383    4,612     16,252    13,509
     Research and development     6,050    5,824     16,795    17,472
                                -------- -------- ---------- ---------
     Total expenses              32,956   29,262     91,421    88,454
Income (loss) from operations     3,333      171      7,490      (921)
Other income                        634       79      1,347       411
                                -------- -------- ---------- ---------
Income (loss) before taxes        3,967      250      8,837      (510)
Taxes (benefit)                   1,437      118      3,093      (235)
                                -------- -------- ---------- ---------
Net income (loss)                $2,530     $132     $5,744     $(275)
                                ======== ======== ========== =========
Earnings (loss) per share:
Basic                             $0.26    $0.01      $0.60    $(0.03)
                                ======== ======== ========== =========
Diluted                           $0.26    $0.01      $0.59    $(0.03)
                                ======== ======== ========== =========
Weighted average common shares:
Basic                             9,632    9,576      9,626     9,557
Diluted                           9,719    9,632      9,704     9,557

    CONTACT: ZOLL Medical Corporation
             A. Ernest Whiton, 978-421-9655
             Chief Financial Officer